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                       [RITE AID CORPORATION LETTERHEAD]


                                                                November 8, 1996

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA  17011

          Re: Up To 41,015,000 Shares of Common Stock of Rite Aid Corporation (the "Company") Issued in Connection With the Merger of the Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") Into the Company

Ladies and Gentlemen:

          I have acted as counsel for the Company in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 13, 1996, between the Company and Thrifty PayLess, pursuant to which Thrifty PayLess will be merged with and into the Company. In connection with the Merger Agreement, the Company has filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 (the "Securities Act"), a Registration Statement on Form S-4 (the "Registration Statement") relating to up to 41,015,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") to be issued in connection with the Merger.

          I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the Merger Agreement as provided therein, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                              Very truly yours,


                              /s/ Elliot S. Gerson
                              --------------------
                              Elliot S. Gerson
                              Senior Vice President
                              and Assistant Chief Legal Counsel